Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Kris King (Investors)
724.514.1813

Mylan Increases 2012 Guidance Range to $2.45 to $2.55 in Adjusted Diluted EPS

Announces $500 Million Share Repurchase Program

PITTSBURGH–May 10, 2012–Mylan Inc. (Nasdaq: MYL) today announced that it has increased its guidance range for 2012 to $2.45 to $2.55 in adjusted diluted earnings per share. Mylan’s previous guidance range for 2012 was $2.30 to $2.50 per share. All of Mylan’s other 2012 guidance metrics remain unchanged.

Mylan CEO Heather Bresch commented: “As we have said previously, we expect 2012 to be the best year to date in Mylan’s history. The increase in our guidance is a result of our continued strong operational performance.”

Mylan also announced that its Board of Directors has approved the repurchase of up to $500 million of the Company’s common stock in the open market.

Mylan Executive Chairman Robert J. Coury stated: “Given our current share price and the continued strong performance of our business, we believe that the repurchase represents an appropriate use of our capital and an opportunity to return value to our shareholders, while still maintaining significant financial flexibility for the right strategic opportunities.”

This press release includes statements that constitute “forward-looking statements,” including with regard to, among other things, the company’s future operations, its earnings expectations, its share repurchase program, its growth targets and anticipated product launches. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; and uncertainties and matters beyond the control of management These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, and in its other filings with the SEC. The forward-looking statements herein are qualified by those cautionary statements and risk factors. The company undertakes no obligation to update statements herein for revisions or changes after the date hereof. The share repurchase program would be financed with cash on hand and availability under the Company’s revolving credit and receivables securitization facilities. The program would not require any waivers or other exemptions under the Company’s credit facility or under its bond indentures. The repurchase program does not obligate the Company to acquire any particular amount of common stock and may be suspended without notice.

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